AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT
                                     between
                             AETNA SERIES FUND, INC.
                                       and
                       AELTUS INVESTMENT MANAGEMENT, INC.

                                   WITNESSETH:


          WHEREAS, Aetna Series Fund, Inc. (the "Company") and Aeltus Investment Management, Inc. ("Aeltus") entered into an Administrative Services Agreement (the "Agreement") on December 18, 1998 with respect to certain series of the Company; and

          WHEREAS, the Company has authorized the creation of a new series, Aetna Principal Protection Fund II ("Series"), and has amended its registration statement on Form N-1A to register shares of beneficial interest of the Series with the Securities and Exchange Commission; and

          WHEREAS, the Company desires to appoint Aeltus as Administrator of the assets for such Series;

         NOW THEREFORE, it is agreed as follows:

         The Company, on behalf of the Series, hereby appoints Aeltus, and Aeltus hereby accepts appointment, as the Administrator for the Series, in accordance with all the terms and conditions set forth in the Agreement, and for an annual fee of 0.10% of the average daily net assets of the Series payable monthly (in arrears).

Notwithstanding the above, the Administrator may waive a portion or all of the fees it is entitled to receive. The Administrator has agreed to waive fees so that the total annual operating expenses (excluding distribution and shareholder service fees) do not exceed 1.25% of the Series' average daily net assets.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below on the date mentioned below.


                                          Aetna Series Fund, Inc. on behalf of
                                          Aetna Principal Protection Fund II
Aeltus Investment Management, Inc.


By:  /s/ John Y. Kim                       By:    /s/ J. Scott Fox
      -------------------------                    -------------------------
Name: John Y. Kim                          Name:  J. Scott Fox
       -----------------------                    -------------------------
Title: President                           Title:  President
       -----------------------                    -------------------------
Date: September 27, 1999                   Date:  September 27, 1999
      ------------------------                    -------------------------


Attest:                                                 Attest:

       /s/ Amy R. Doberman                      /s/ Michael Gioffre
By:   --------------------------         By: ------------------------------
       Amy R. Doberman                          Michael Gioffre
Name:  -------------------------         Name: ----------------------------
       Secretary                                Assistant Secretary
Title: -------------------------         Title: ---------------------------
       September 27, 1999                       September 27, 1999
Date: --------------------------         Date: ----------------------------